As filed with the Securities and Exchange Commission on July 14, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Designer Brands Inc.

(Exact name of Registrant as specified in its charter)

Ohio	31-0746639
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

810 DSW Drive Columbus, Ohio	43219
(Address of principal executive offices)	(Zip Code)

Designer Brands Inc.

2014 Long-Term Incentive Plan (as Amended and Restated)

(Full title of the plan)

Michelle C. Krall

Senior Vice President, General Counsel and Secretary

Designer Brands Inc.

810 DSW Drive

Columbus, Ohio 43219

(Name and address of agent for service)

(614) 237-7100

(Telephone number, including area code, of agent for service)

Copies of Correspondence to:

Celia A. Soehner

Morgan, Lewis & Bockius LLP

One Oxford Centre, Thirty-Second Floor

Pittsburgh, Pennsylvania 15219-6401

(412) 560-3300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Class A Common Shares, without par value	11,000,000	$6.08	$66,880,000.00	$8,681.02

(1)

Amount to be registered consists of 11,000,000 shares of Class A common shares, no par value (the “Class A Common Shares”), of Designer Brands Inc. (the “Company”) to be issued under the Designer Brands Inc. 2014 Long-Term Incentive Plan (as Amended and Restated) (the “Plan”), including additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the Plan.

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of Class A Common Shares that may be offered or issued in respect of the shares identified in the above table by reason of stock splits, stock dividends or similar transactions.

(3)

Estimated solely for the purpose of determining the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the Class A Common Shares as reported on the New York Stock Exchange on July 7, 2020.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required by Part I of this Registration Statement on Form S-8 (this “Registration Statement”) will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be (and are not) filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Company with the Commission are incorporated by reference into this Registration Statement:

1. The Company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2020, filed with the Commission on May  1, 2020 and amended May 7, 2020.

2. The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended May 2, 2020.

3. The Company’s Current Reports on Form 8-K filed with the Commission on February  18, 2020, March  17, 2020, March  25, 2020, April  1, 2020, and May 15, 2020.

4. The description of the Company’s Class A Common Shares that is contained in the Company’s Registration Statement on Form 8-A filed with the Commission on June 23, 2005 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the Commission, such information or exhibit is specifically not incorporated by reference.

All reports and other documents that the Company subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that the Company has sold all of the securities offered under this Registration Statement or deregisters the distribution of all such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date that the Company files such report or document.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or replaces such statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Set forth below is a description of the Ohio Revised Code (the “ORC”), the Company’s Amended and Restated Code of Regulations (the “Regulations”), the Company’s director and officer indemnification agreements, and certain insurance policies, as such provisions relate to the indemnification of the directors and officers of the Company. This description is intended only as a summary and is qualified in its entirety by reference to the ORC, the Company’s Regulations, the indemnification agreements, and the insurance policies.

Ohio Law

Pursuant to section 1701.13(E) of the ORC, an Ohio corporation is permitted to indemnify directors, officers and other persons under certain circumstances. In some circumstances, an Ohio corporation is required to indemnify directors and officers.

An Ohio corporation is required to indemnify a director or officer or former director or officer against expenses actually and reasonably incurred to the extent that the director or officer is successful in defending a lawsuit brought against him or her by reason of the fact that the director or officer is or was a director or officer of the corporation.

If a director or officer is not successful in an action brought against the director or officer, he or she still may be indemnified under certain circumstances. In actions brought against a director or officer by any person (other than the corporation or on behalf of the corporation), the defendant director or officer may be indemnified for expenses, judgments, fines and amounts paid in settlement if it is determined that the defendant was acting in good faith, in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and in a criminal proceeding, that he or she had no reasonable cause to believe his or her conduct was unlawful. The determination of whether to indemnify an unsuccessful director or officer may be made by any of the following: (i) a majority vote of a quorum of disinterested directors; (ii) independent legal counsel; (iii) the shareholders; or (iv) a court of competent jurisdiction.

If a director or officer is not successful in an action brought by or on behalf of the corporation against the director or officer, the defendant director or officer may be indemnified only for expenses if it is determined that the defendant was acting in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. In an action brought by or on behalf of the corporation, if the director or officer is adjudged to be liable for negligence or misconduct, no indemnification for expenses is permitted unless authorized by court order. Similarly, if a director is not successful in an action brought by or on behalf of the corporation against a director where the only liability asserted is for authorizing unlawful loans, dividends, distributions or purchase of the corporation’s own shares, no indemnification for expenses is permitted under the statute.

The indemnification and payment of expenses described above shall not be exclusive of, and shall be in addition to, any other rights granted to any person seeking indemnification under any law, the Regulations, our amended and restated articles of incorporation, any agreement, vote of shareholders or disinterested members of the Board, or otherwise, both as to action in official capacities and as to action in another capacity while he or she is a member of the Board or an officer, employee or agent of the Company, and shall continue as to a person who has ceased to be a member of the Board, trustee, officer, employee or agent of the Company and shall inure to the benefit of the heirs, executors, and administrators of such a person.

Unless otherwise provided in the articles or regulations of a corporation and unless the only liability asserted against a director is for authorizing unlawful loans, dividends, distributions or purchase of the corporation’s own shares, directors (but not any other person) are entitled to mandatory advancement of expenses, including attorney’s fees, incurred in defending any action, including derivative actions, brought against the director, provided that the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that his or her act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard to the corporation’s best interests.

Pursuant to Ohio law, a director is not liable for monetary damages unless it is proved by clear and convincing evidence in a court of competent jurisdiction that his or her action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation. There is, however, no comparable provision limiting the liability of officers, employees or agents of a corporation.

The statutory right of indemnification is not exclusive in Ohio, and a corporation may, among other things, grant rights to indemnification under the corporation’s articles, code of regulation or agreements. The Company, upon approval by the Board, may enter into agreements with any persons whom the Company may indemnify under the regulations or under the laws of the State of Ohio and may undertake thereby to indemnify such persons and to pay the expenses incurred by them in defending any action, suit or proceeding against them. Ohio corporations are also specifically authorized to procure insurance against any liability that may be asserted against directors and officers, whether or not the corporation would have the power to indemnify such officials.

Code of Regulations

Article Five of the Company’s Regulations contains certain indemnification provisions adopted pursuant to authority contained in section 1701.13(E) of the ORC.

The Company’s Regulations provides for the indemnification of every person who was or is a party or is threatened to be made a party to, or is or was involved or is threatened to be involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrative, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Company or is or was serving at the request of the Company as a director, trustee, officer, partner, member or manager, of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, against all expenses, judgments, fines, excise taxes assessed with respect to an employee benefit plan, penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with any proceeding, if he or she acted in good faith and in a manner in which he or she reasonably believed to be in and not opposed to the best interests of the Company, and, with respect to any criminal proceeding, he or she did not have reasonable cause to believe that his or her conduct was unlawful.

In addition, the Company’s Regulations provides that the Company will not provide indemnification for any person: (i) in such person’s capacity as a director of the Company in respect of any claim, issue or matter asserted in a proceeding by or in the right of the Company as to which such person will have been adjudged liable to the Company for an act or omission undertaken by such person with deliberate intent to cause injury to the Company or with reckless disregard for the Company’s best interests; (ii) in such person’s capacity other than that of a director of the Company in respect of any claim, issue or matter asserted in a proceeding by or in light of the Company as to which the indemnitee will have been adjudged to be liable to the Company for negligence or misconduct; or (iii) in any proceeding by or in the right of the Company in which the only liability asserted relates to the authorization of unlawful loans, dividends, distributions or repurchase of the Company’s own shares, absent a court order.

Indemnification Agreements

The Company has entered into indemnification agreements with its directors and executive officers. Pursuant to the indemnification agreements, the Company has agreed to indemnify an indemnitee to the greatest extent permitted by Ohio law as set forth above and in its Regulations. Notwithstanding the foregoing, an indemnitee will not be entitled to indemnification under the indemnification agreement:

•

with respect to any claim brought or made by an indemnitee in a proceeding, unless the bringing or making of such claim has been approved or ratified by the board of directors; provided, however, that the foregoing does not apply to any claim brought or made by an indemnitee to enforce a right of an indemnitee under the indemnification agreement;

•

for expenses incurred by an indemnitee with respect to any action instituted by or in the name of the Company against the indemnitee, if and to the extent that a court of competent jurisdiction declares or otherwise determines in a final, unappealable judgment that each of the material defenses asserted by such indemnitee was made in bad faith or was frivolous;

•	for expenses and other liabilities arising from the purchase and sale by an indemnitee of securities in violation of Section 16(b) of the Exchange Act or any similar state or successor statute; and

•

for expenses and other liabilities if and to the extent that a court of competent jurisdiction declares or otherwise determines in a final, unappealable judgment that the Company is prohibited by applicable law from making such indemnification payment or that such indemnification payment is otherwise unlawful.

Insurance

In addition, the Company provides insurance coverage to its directors and officers against certain liabilities which might be incurred by them in such capacity.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

A list of exhibits filed herewith is contained in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Exhibit Index

Exhibit No.	Description

5.1*	Opinion of Morgan, Lewis & Bockius LLP

23.1*	Consent of Deloitte & Touche LLP

23.2*	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included in the signature page of this Registration Statement)

99.1*	Designer Brands Inc. 2014 Long-Term Incentive Plan (as Amended and Restated)

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on July 14, 2020.

DESIGNER BRANDS INC.

By:	/s/ Jared A. Poff
	Name:	Jared A. Poff
	Title:	Executive Vice President, Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Jared A. Poff and Michelle C. Krall, or any and each of them, with full power of substitution, as his or her true and lawful attorney-in-fact to act for him or her in any and all capacities, to sign any and all amendments to this registration statement on Form S-8 (including without limitation any post-effective amendments hereto), and to file each of the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact, and any and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as he or she could do in person, hereby ratifying and confirming all that said attorneys-in-fact or substitutes, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by each of the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Roger L. Rawlins	Chief Executive Officer and Director	July 14, 2020
Roger L. Rawlins	(Principal Executive Officer)

/s/ Jared A. Poff	Executive Vice President and Chief Financial Officer	July 14, 2020
Jared A. Poff	(Principal Financial Officer)

/s/ Mark Haley	Senior Vice President and Controller	July 14, 2020
Mark Haley	(Principal Accounting Officer)

/s/ Jay L. Schottenstein	Chairman	July 14, 2020
Jay L. Schottenstein

/s/ Peter S. Cobb	Director	July 14, 2020
Peter S. Cobb

/s/ Elaine J. Eisenman	Director	July 14, 2020
Elaine J. Eisenman

/s/ Joanna T. Lau	Director	July 14, 2020
Joanna T. Lau

Signature	Title	Date

/s/ Ekta Singh-Bushell	Director	July 14, 2020
Ekta Singh-Bushell

/s/ Joseph A. Schottenstein	Director	July 14, 2020
Joseph A. Schottenstein

/s/ Harvey L. Sonnenberg	Director	July 14, 2020
Harvey L. Sonnenberg

/s/ Allan J. Tanenbaum	Director	July 14, 2020
Allan J. Tanenbaum

/s/ Joanne Zaiac	Director	July 14, 2020
Joanne Zaiac